U.S. SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 FORM N-17F-2

    CERTIFICATE OF ACCOUNTING OF SECURITIES AND SIMILAR INVESTMENTS IN THE
                  CUSTODY OF MANAGEMENT INVESTMENT COMPANIES

                           PURSUANT TO RULE N-17F-2




1. Investment Company Act File Number:      Date Examination completed:
              811-13601                     August 31, 1999


2. State Identification Number:

AL      AK       AZ       AR       CA       CO
CT      DE       DC       FL       GA       HI
ID      IL       IN       IA       KS       KY
LA      ME       MD       MA       MI       MN
MS      MO       MT       NE       NV       NH
NJ      NM       NY       NC       ND       OH
OK      OR       PA       RI       SC       SD
TN      TX       UT       VT       VA       WA
WV      WI       WY       PUERTO RICO

3. Exact name of investment company as specified in registration statement:

FRANKLIN TEMPLETON FUND ALLOCATOR SERIES
   Franklin Templeton Conservative Target Fund
   Franklin Templeton Moderate Target Fund
   Franklin Growth Target Fund

4. Address of principal executive office: (number, street, city, state, zip code)

                 777 Mariners Island Blvd, San Mateo, CA 94404




                    U.S. SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 FORM N-17F-2

    CERTIFICATE OF ACCOUNTING OF SECURITIES AND SIMILAR INVESTMENTS IN THE
                  CUSTODY OF MANAGEMENT INVESTMENT COMPANIES

                           PURSUANT TO RULE N-17F-2




1. Investment Company Act File Number:      Date Examination completed:
              811-6243                      August 31, 1999


2. State Identification Number:

AL      AK       AZ       AR       CA       CO
CT      DE       DC       FL       GA       HI
ID      IL       IN       IA       KS       KY
LA      ME       MD       MA       MI       MN
MS      MO       MT       NE       NV       NH
NJ      NM       NY       NC       ND       OH
OK      OR       PA       RI       SC       SD
TN      TX       UT       VT       VA       WA
WV      WI       WY       PUERTO RICO

3. Exact name of investment company as specified in registration statement:

FRANKLIN STRATEGIC SERIES
      Franklin Aggressive Growth Fund
      Franklin Large Cap Growth Fund
      Franklin U.S. Long Short Fund
      Franklin Natural Resources Fund
      Franklin Strategic Biotechnology Fund
      Franklin Blue Chip Fund
      Franklin Global Healthcare Fund
      Franklin Global Communications Fund
      Franklin Midcap Growth Fund
      Franklin Strategic Income Fund
      Franklin California Growth Fund

4. Address of principal executive office: (number, street, city, state, zip code)

                 777 Mariners Island Blvd, San Mateo, CA 94404







                    U.S. SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 FORM N-17F-2

    CERTIFICATE OF ACCOUNTING OF SECURITIES AND SIMILAR INVESTMENTS IN THE
                  CUSTODY OF MANAGEMENT INVESTMENT COMPANIES

                           PURSUANT TO RULE N-17F-2




1. Investment Company Act File Number:      Date Examination completed:
              811-5479                      August 31,1999


2. State Identification Number:

AL      AK       AZ       AR       CA       CO
CT      DE       DC       FL       GA       HI
ID      IL       IN       IA       KS       KY
LA      ME       MD       MA       MI       MN
MS      MO       MT       NE       NV       NH
NJ      NM       NY       NC       ND       OH
OK      OR       PA       RI       SC       SD
TN      TX       UT       VT       VA       WA
WV      WI       WY       PUERTO RICO

3. Exact name of investment company as specified in registration statement:

TEMPLETON VARIABLE PRODUCTS SERIES FUND
      Strategic Income Investments Fund

4. Address of principal executive office: (number, street, city, state, zip code)

                 777 Mariners Island Blvd, San Mateo, CA 94404






                    U.S. SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 FORM N-17F-2

    CERTIFICATE OF ACCOUNTING OF SECURITIES AND SIMILAR INVESTMENTS IN THE
                  CUSTODY OF MANAGEMENT INVESTMENT COMPANIES

                           PURSUANT TO RULE N-17F-2




1. Investment Company Act File Number:      Date Examination completed:
              811-5878                      August 31, 1999


2. State Identification Number:

AL      AK       AZ       AR       CA       CO
CT      DE       DC       FL       GA       HI
ID      IL       IN       IA       KS       KY
LA      ME       MD       MA       MI       MN
MS      MO       MT       NE       NV       NH
NJ      NM       NY       NC       ND       OH
OK      OR       PA       RI       SC       SD
TN      TX       UT       VT       VA       WA
WV      WI       WY       PUERTO RICO

3. Exact name of investment company as specified in registration statement:

FRANKLIN VALUE INVESTORS TRUST

      Franklin MicroCap Fund
      Franklin Value Fund

4. Address of principal executive office: (number, street, city, state, zip code)

                 777 Mariners Island Blvd, San Mateo, CA 94404







                    U.S. SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 FORM N-17F-2

    CERTIFICATE OF ACCOUNTING OF SECURITIES AND SIMILAR INVESTMENTS IN THE
                  CUSTODY OF MANAGEMENT INVESTMENT COMPANIES

                           PURSUANT TO RULE N-17F-2




1. Investment Company Act File Number:      Date Examination completed:
              811-08271                     August 31, 1999


2. State Identification Number:

AL      AK       AZ       AR       CA       CO
CT      DE       DC       FL       GA       HI
ID      IL       IN       IA       KS       KY
LA      ME       MD       MA       MI       MN
MS      MO       MT       NE       NV       NH
NJ      NM       NY       NC       ND       OH
OK      OR       PA       RI       SC       SD
TN      TX       UT       VT       VA       WA
WV      WI       WY       PUERTO RICO

3. Exact name of investment company as specified in registration statement:

FRANKLIN FLOATING RATE TRUST

4. Address of principal executive office: (number, street, city, state, zip code)

                 777 Mariners Island Blvd, San Mateo, CA 94404






                    U.S. SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 FORM N-17F-2

    CERTIFICATE OF ACCOUNTING OF SECURITIES AND SIMILAR INVESTMENTS IN THE
                  CUSTODY OF MANAGEMENT INVESTMENT COMPANIES

                           PURSUANT TO RULE N-17F-2




1. Investment Company Act File Number:      Date Examination completed:
              811-8034                      August 31, 1999


2. State Identification Number:

AL      AK       AZ       AR       CA       CO
CT      DE       DC       FL       GA       HI
ID      IL       IN       IA       KS       KY
LA      ME       MD       MA       MI       MN
MS      MO       MT       NE       NV       NH
NJ      NM       NY       NC       ND       OH
OK      OR       PA       RI       SC       SD
TN      TX       UT       VT       VA       WA
WV      WI       WY       PUERTO RICO

3. Exact name of investment company as specified in registration statement:

FRANKLIN REAL ESTATE SECURITIES FUND

4. Address of principal executive office: (number, street, city, state, zip code)

                 777 Mariners Island Blvd, San Mateo, CA 94404











                        REPORT OF INDEPENDENT AUDITORS


To the Boards of Trustees of:

FRANKLIN TEMPLETON FUND ALLOCATOR SERIES

      Franklin Templeton Conservative Target Fund
      Franklin Templeton Moderate Target Fund
      Franklin Templeton Growth Target Fund

FRANKLIN STRATEGIC SERIES

      Franklin Aggressive Growth Fund
      Franklin Large Cap Growth Fund
      Franklin U.S. Long Short Fund
      Franklin Natural Resources Fund
      Franklin Strategic Biotechnology Fund
      Franklin Blue Chip Fund
      Franklin Global Healthcare Fund
      Franklin Global Communications Fund
      Franklin Midcap Growth Fund
      Franklin Strategic Income Fund
      Franklin California Growth Fund

TEMPLETON VARIABLE PRODUCTS SERIES FUND

      Strategic Income Investments Fund

FRANKLIN VALUE INVESTORS TRUST

      Franklin MicroCap Fund
      Franklin Value Fund

FRANKLIN FLOATING RATE TRUST
FRANKLIN REAL ESTATE SECURITIES FUND

We have examined management's assertion about the above listed funds (the "Funds") compliance with the requirements of subsections (b) and (c) of Rule 17f-2 under the Investment Company Act of 1940 (the "Act") as of August 31, 1999 included in the accompanying Management Statement Regarding Compliance with Certain Provisions of the Investment Company Act of 1940. Management is responsible for the Funds' compliance with those requirements. Our responsibility is to express an opinion on management's assertion about the Funds' compliance based on our examination.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Funds' compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of August 31, 1999, and with respect to agreement of security purchases and sales, for the period from August 1, 1999 through August 31, 1999:

o Inspection of the records of Franklin/Templeton Investors Services, Inc. as they pertain to the security positions owned by the Fund and held in book entry form.
o Reconciliation of such security positions to the books and records of the Funds.
o Agreement of a sample of security purchases and sales since our last report to the books and records of the Funds.

We believe that our  examination  provides a reasonable  basis for our opinion.
Our  examination  does  not  provide  a  legal   determination  of  the  Funds'
compliance with specified requirements.

In our opinion, management's assertion that the Funds were in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of August 31, 1999 with respect to securities reflected in the investment accounts of the Funds is fairly stated, in all material respects.

This report is intended solely for the information and use of management and the Securities and Exchange Commission and should not be used for any other purposes.




/s/ PricewaterhouseCoopers LLP
San Francisco, California
December 31, 1999


MANAGEMENT STATEMENT REGARDING COMPLIANCE WITH CERTAIN PROVISIONS OF THE INVESTMENT COMPANY ACT OF 1940

We, as members of management of Franklin Templeton Fund Allocator Series, Franklin Strategic Series, Franklin Floating Rate Trust, Franklin MicroCap Fund, Franklin Value Fund, and the Franklin Real Estate Securities Fund, (the "Funds"), are responsible for complying with the requirements of subsections
(b) and (c) of Rule 17f-2, "Custody of Investments by Registered Management Investment Companies," of the Investment Company Act of 1940. We are also responsible for establishing and maintaining effective internal controls over compliance with those requirements. We have performed an evaluation of the Funds' compliance with the requirements of subsections (b) and (c) of Rule 17f-2 as of August 31, 1999 and for the period from August 1, 1999 through August 31, 1999.

Based on this evaluation, we assert that the Funds were in compliance with the requirements of subsection (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of August 31, 1999 and for the period from August 1, 1999 through August 31, 1999 with respect to securities reflected in the investment accounts of the Funds.

FRANKLIN TEMPLETON FUND ALLOCATOR SERIES

      Franklin Templeton Conservative Target Fund
      Franklin Templeton Moderate Target Fund
      Franklin Templeton Growth Target Fund

FRANKLIN STRATEGIC SERIES

      Franklin Aggressive Growth Fund
      Franklin Large Cap Growth Fund
      Franklin U.S. Long Short Fund
      Franklin Natural Resources Fund
      Franklin Strategic Biotechnology Fund
      Franklin Blue Chip Fund
      Franklin Global Healthcare Fund
      Franklin Global Communications Fund
      Franklin Midcap Growth Fund
      Franklin Strategic Income Fund
      Franklin California Growth Fund

TEMPLETON VARIABLE PRODUCTS SERIES FUND

      Strategic Income Investments Fund

FRANKLIN VALUE INVESTORS TRUST

      Franklin MicroCap Fund
      Franklin Value Fund

FRANKLIN FLOATING RATE TRUST
FRANKLIN REAL ESTATE SECURITIES FUND

By:


/s/ Charles B. Johnson
Charles B. Johnson
Chairman of the Board

/s/ Martin L. Flanagan
Martin L. Flanagan
Chief Financial Officer

/s/ Harmon E. Burns
Harmon E. Burns
Vice President

/s/ Kimberley H. Monasterio
Kimberley H. Monasterio
Principal Accounting Officer